Exhibit 11.1
                          COMPETITIVE TECHNOLOGIES, INC.
                     Schedule of Computation of Earnings Per Share
                                      (Unaudited)


                                                             Quarter
                                                         ended October 31,
                                                        1996           1995


Net loss applicable to common stock                 $  (474,274)   $ (174,208)


Common and common equivalent shares -
    primary:
  Weighted average common shares
    outstanding                                      5,903,100      5,813,952
  Adjustments for assumed exercise of
    stock options                                       68,006*         5,255*
  Adjustments for assumed exercise of
    stock warrants                                      22,685*            --
  Weighted average number of common and
    common equivalent shares outstanding             5,993,791      5,819,207

Common and common equivalent shares -
    fully diluted:
  Weighted average common shares
    outstanding                                      5,903,100      5,813,952
  Adjustments for assumed exercise of
    stock options                                       81,214*        14,924*
  Adjustments for assumed exercise of
    stock warrants                                      27,609*            --
  Weighted average number of common and
    common equivalent shares outstanding             6,011,923      5,828,876


    Primary and fully diluted                       $    (0.08)    $    (0.03)


* Anti-dilutive.




These calculations are submitted in accordance with Regulation S-K item 601
(b) (11) which differs from the requirements of paragraph 40 of Accounting Principles Board Opinion No. 15 because they produce an anti-dilutive result.